Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 26 DATED APRIL 1, 2015
TO THE PROSPECTUS DATED APRIL 4, 2014

This document supplements, and should be read in conjunction with, our prospectus dated April 4, 2014, as supplemented by Supplement No. 13 dated October 3, 2014, Supplement No. 15 dated November 4, 2014, Supplement No. 16 dated November 5, 2014, Supplement No. 17 dated November 19, 2014, Supplement No. 18 dated December 1, 2014, Supplement No. 19 dated December 19, 2014, Supplement No. 20 dated December 22, 2014, Supplement No. 21 dated January 2, 2015, Supplement No. 22 dated February 2, 2015, Supplement No. 23 dated February 6, 2015, Supplement No. 24 dated March 2, 2015 and Supplement No. 25 dated March 17, 2015.
The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A shares and Class B shares for the month of March 2015;

•	the distribution declared by our board of directors for our Class A shares and Class B shares for the second quarter of 2015.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of March 2015:

Date	NAV per Class A Share	NAV per Class B Share
March 2, 2015	$12.81	$12.89
March 3, 2015	$12.81	$12.89
March 4, 2015	$12.79	$12.87
March 5, 2015	$12.80	$12.88
March 6, 2015	$12.75	$12.83
March 9, 2015	$12.76	$12.84
March 10, 2015	$12.76	$12.84
March 11, 2015	$12.76	$12.85
March 12, 2015	$12.79	$12.87
March 13, 2015	$12.79	$12.87
March 16, 2015	$12.81	$12.89
March 17, 2015	$12.81	$12.89
March 18, 2015	$12.84	$12.91
March 19, 2015	$12.84	$12.91
March 20, 2015	$12.87	$12.95
March 23, 2015	$12.87	$12.95
March 24, 2015	$12.86	$12.94
March 25, 2015	$12.84	$12.91
March 26, 2015	$12.83	$12.91
March 27, 2015	$12.83	$12.91
March 30, 2015	$12.85	$12.93
March 31, 2015	$12.84	$12.92

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00176456 per share for the period commencing on April 1, 2015 and ending on June 30, 2015 for each outstanding share of Class A and Class B common stock (before adjustment for any class-specific expenses). The distributions will be distributed and paid monthly in arrears.